Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak, Novoste Corporation President and Chief Executive Officer (770) 717-0904

NOVOSTE ANNOUNCES SPECIAL MEETING RESULTS

NORCROSS, GA.—(BUSINESS WIRE)—March 7, 2006 – Novoste Corporation (NASDAQ: NOVT) announced today the results of today’s special meeting of shareholders.

Novoste’s shareholders voted at the meeting to approve the following proposals:

•	A proposal to approve the proposed asset sale transaction set forth in the amended and restated asset purchase agreement, as amended, among Novoste, Best Vascular, Inc. and Best Medical International, Inc., pursuant to which Novoste will sell substantially all of the assets related to its vascular brachytherapy (VBT) business to Best Vascular;

•	A proposal to amend Novoste’s amended and restated articles of incorporation to change the name of the corporation from “Novoste Corporation” to “NOVT Corporation” (or, if that name is not available in Florida, to “NVTE Corporation”); and

•	A proposal to amend Novoste’s amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of Novoste’s board of directors from six to three.

Novoste’s shareholders voted at the meeting not to approve the proposal to approve and adopt a plan of dissolution.

About Novoste

Novoste common stock is traded on the Nasdaq National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s website at www.novoste.com.